Exhibit 10.19
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

MASTER SERVICES AGREEMENT

TABLE OF CONTENTS

2.    SCOPE OF THE AGREEMENT    11
2.1.    Scope of Agreement    11
2.2.    Statements of Work    11
2.2.1.    Current Statement of Work    11
2.3.    Change Orders    12
2.4.    Nature of Services    12
2.5.    Audit    12
2.6.    Restriction on Subcontracting    12
2.7.    Conduct of Services    13
2.8.    Limitation on Activities Outside of Statement of Work    13
2.9.    Materials and Equipment    13
2.10.     Amendments/Changes    13
2.11.     Meetings; Communications; Updates by Just    14
2.12.     Responsibilities of Client    14
3.    DISPOSITION; DELIVERY; COMPENSATION    14
3.1.    Product Quantity and Quality    14
3.2.    Quality Assurance; Certificates    15
3.3.    Inspection; Disposition    15
3.4.    Disposition    15
3.4.1.    Latent Defect    16
3.4.2.    Non-Conforming Product    16
3.5.    Remedies for Non-Conforming Product    16
3.6.    Delivery of Product    17
3.7.    Retention Samples; Storage    17
3.8.    Payments    17
3.9.    Taxes    18
3.10.     Records    18
4.    REPORTS    18
4.1.    Progress Reports    18
4.2.    Final Reports    18
5.    RECORDS; REGULATORY MATTERS    18
5.1.    Record-Keeping    18
5.2.    Submissions to Regulatory Authorities; Documentation    19
5.3.    Obligations of Just    19
5.4.    Communications with Regulatory Authorities    19
5.5.    Regulatory Inspections    19
5.6.    Compliance    20
5.7.    Inspection; Right of Access    20
6.    INTELLECTUAL PROPERTY AND DELIVERABLES    20
6.1.    Ownership of Intellectual Property    20
Just - Evotec Biologics, Inc.    Proprietary and Confidential    2

6.2.    Improvement on Background Intellectual Property    21
6.3.    Deliverables; Ownership and Non-Exclusive License    21
6.4.    License to Just    22
6.5.    Project Data    22
6.6.    No Restriction on Services Provision for Third Parties    22
7.    CONFIDENTIALITY; USE OF NAMES    23
7.1.    Confidential Information    23
7.2.    Permitted Disclosures    23
7.3.    Remedies    24
7.4.    Use of Names    24
7.5.    Press Release    24
8.    REPRESENTATIONS, WARRANTIES AND COVENANTS    24
8.1.    Just Representations and Warranties    24
8.2.    Client Representations and Warranties    25
8.3.    Mutual Representations and Warranties    26
9.    TERM; TERMINATION    26
9.1.    Term    26
9.2.    Termination for Cause    26
9.3.    Termination by Mutual Consent; Termination by Client    26
9.4.    Effects of Termination or Expiration    27
9.4.1.    Payment    27
9.4.2.    Delivery of Product    27
9.4.3.    Technology Transfer    27
9.5.    Cancellation or Rescheduling of Services    27
9.5.1.    Cancelling or Rescheduling of J.MD Services and JP3 Services    27
9.5.2.    Cancelling or Rescheduling of cGMP Production Run    28
9.5.3.    Duty to Mitigate.    29
9.6.    Survival    29
10.    DISCLAIMERS OF CERTAIN WARRANTIES; LIMITATIONS OF LIABILITY    29
10.1.    Disclaimer of Certain Warranties    29
10.2.    Limitations of Liability    29
11.    INDEMNIFICATION    30
11.1.    Indemnification by Client    30
11.2.    Indemnification by Just    30
11.3.    Defense and Resolution of Claim    30
12.    INSURANCE    31
12.1.    Insurance    31
13.    GENERAL PROVISIONS    31
13.1.    Amendments    31
13.2.    Assignment    31
13.3.    Counterparts    32
Just - Evotec Biologics, Inc.    Proprietary and Confidential    3

13.4.    Dispute Resolution    32
13.5.    Entire Agreement    32
13.6.    Force Majeure    32
13.7.    Governing Law    32
13.8.    Headings    32
13.9.    No Agency or Joint Venture    32
13.10. No Third Party Beneficiaries    33
13.11. Notices    33
13.12. Severability    33
13.13. Waiver    33
Exhibit A: Statement of Work No. 1

Just - Evotec Biologics, Inc.    Proprietary and Confidential    4

MASTER SERVICES AGREEMENT
This Master Services Agreement is made effective as of October 8, 2021 (the “Effective Date”) by and between Link Immunotherapeutics, Inc., a Delaware corporation, with its principal place of business at 1616 Eastlake Avenue E, Unit 208, Seattle, WA 98102 (“Client”) and Just - Evotec Biologics, Inc., a Delaware corporation, with its principal place of business at 401 Terry Avenue North, Seattle, WA 98109 (“Just”).
RECITALS
WHEREAS, Client is a biotechnology company in the business of, among other things, developing and commercializing therapeutic biological and pharmaceutical products;
WHEREAS, Just has a mission to design and apply innovative technologies to dramatically expand global access to biotherapeutics;
WHEREAS, inter alia, Just provides services including molecular design and optimization and contract development and manufacturing services including process development, process scale-up, production, quality assurance, regulatory support, analytical development and quality control analysis of intermediates and active pharmaceutical ingredients to pharmaceutical and biotechnology companies;
WHEREAS, Client wishes to contract with Just for the provision of services and Just is willing and able to provide the services on the terms and conditions herein;
WHEREAS, Client and Just now therefore agree to establish a contractual relationship for the performance of services under this Agreement for which Client and Just will execute one or more Statements of Work (defined below) describing the responsibilities and obligations specific to the applicable services, as set forth in each Statement of Work; and
WHEREAS, Client and Just have agreed to the terms and conditions for the first Statement of Work under this Agreement for the Project (defined below) titled “[***]”;
NOW, THEREFORE, in consideration of the premises and the representations, warranties, and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Client and Just agree as follows:
1.DEFINITIONS
Unless specifically set forth to the contrary in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth in this Article 1:
1.1.“Affiliate” shall mean, with respect to a Party, any corporation or other entity that controls, is controlled by, or is under common control with the Party specified. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power of the other corporation or entity or otherwise has the power to control its general activities.
1.2.“Agreement” means this Master Service Agreement including Statements of Work executed between Client and Just.
Just - Evotec Biologics, Inc.    Proprietary and Confidential    5

1.3.“Applicable Laws” shall mean (a) all laws, rules, regulations, ordinances, directives, and guidance (i) of the United States and the jurisdiction(s) in which the Services under a Statement of Work will be performed and (ii) which are applicable to manufacturing and supply of Deliverables and to the obligations of Just, or Client, as the context requires, under this Agreement, including the U.S. Federal Food, Drug and Cosmetic Act, 21 USC §301 et seq. and regulations promulgated thereunder, and cGMP; and (b) all applicable codes of ethics, principles, and industry standards of the United States and the jurisdiction(s) in which the given activities will be performed, as any of the foregoing may be amended from time to time. The term “Applicable Laws” shall include then-current standards of the FDA, any equivalent Regulatory Authority with jurisdiction over Product and the ICH for the manufacture and testing of pharmaceutical products to be used in the conduct of human clinical trials.
1.4.“Authorized Person” shall have the meaning as set forth in Section 7.1.
1.5.“Background Intellectual Property” means Intellectual Property that is or becomes Controlled by a Party and that exists on or before the Effective Date or is developed, conceived, created, or otherwise Controlled by a Party during the Term, but not resulting from performance of the Services or other activities under this Agreement.
1.6.“Batch” shall mean a specific quantity of material produced in a process or series of processes so that it is expected to be homogeneous within specified limits. In the case of continuous production, a Batch may correspond to a defined fraction of the production. The Batch size may be defined either by a fixed quantity or by the amount produced in a fixed time interval. As used herein, the term “Batch” may refer to Product.
1.7.“Batch Records” shall mean records of the procedures followed by Just with respect to Processing the Product (as applicable). A Batch Record includes master manufacturing formula, a listing of raw materials and corresponding specifications, packaging and storage instructions, testing requirements and exception documentation, such as deviations, failures, out-of-specification investigation reports, non-conforming material reports and additional documentation which may have been generated and/or processed as part of the production record of the Batch.
1.8.“Certificate of Analysis” shall mean, for each Batch produced, a document showing acceptance criteria and/or Specifications for such Batch, a compilation of the analytical test methods applied, specifications for each test, and test results for a particular intermediate or finished end product lot.
1.9.“Certificate of Compliance” shall mean, for each Batch, a document confirming that an intermediate or end product has been manufactured in compliance with cGMP, cGLP, or other relevant and applicable quality standard and that quality records associated with such Batch have been reviewed and approved by Quality Assurance at Just.
1.10.“cGLP” shall mean current Good Laboratory Practices.
1.11.“cGMP” shall mean current Good Manufacturing Practices. For purposes of this Agreement, the following guidance and regulations will be applied: applicable FDA regulations on cGMP and ICHQ7 – as incorporated in 21 CFR Parts 610 - 680, as the same may be amended from time to time.
1.12.“Change Order” shall have the meaning set forth in Section 2.3.
1.13.
1.14.“cGMP Production Run” shall mean a cGMP production run and associated process development activities.
Just - Evotec Biologics, Inc.    Proprietary and Confidential    6

1.15.“Client Indemnitee” and “Client Indemnitees” shall have the meaning set forth in Section 11.1.
1.16.“Client IP” shall have the meaning set forth in Section 6.1.
1.17.“Client Materials” shall mean the materials to be provided to Just by Client for the performance of the Services including, but not limited to, [***] (including [***]), [***] cell line or other similar biologic materials.
1.18.“Client Property” shall mean any property or process owned or controlled by or licensed to Client as of the Effective Date or thereafter, as well as any other property or process developed for Client, or disclosed or delivered by or on behalf of Client, in connection with this Agreement. Client Property includes any Deliverables, Client Materials, and Client’s Confidential Information.
1.19.“Clinical Trial” shall mean a prospective biomedical research study of human subjects that is designed to answer specific questions about biomedical interventions.
1.20.“CMO” means an entity acting in a contract manufacturing capacity by providing services for Just’s and/or Client’s benefit.
1.21.“Commercially Reasonable Efforts” means, with respect to the performance of obligations or tasks by a Party under this Agreement, the use of diligent, good faith efforts and resources by such Party as commonly practiced in the pharmaceutical industry for the development or manufacture of products at a similar stage of development as the applicable Product(s) under this Agreement.
1.22.“Confidential Information” shall mean all confidential information, including any data, research, development, manufacturing, marketing, financial, personnel, business, and other nonpublic, proprietary, or technical information, disclosed by or on behalf of a Party (in such capacity, the “Disclosing Party”) and/or its Affiliates to the other Party (in such capacity, the “Recipient”) and/or its Affiliates, directly or indirectly, in writing (or in any other tangible medium), orally, or by inspection of tangible objects (including documents, prototypes, samples, facilities, and equipment) under this Agreement during the Term. Such information will be considered Confidential Information if (i) such information is identified, in writing or orally, as Confidential Information, or otherwise marked as “Confidential” or “Proprietary” or with a similar designation, at the time of initial disclosure or within a reasonable time thereafter, or (ii) under the circumstances surrounding the disclosure, the Recipient reasonably should have known that such information was confidential or proprietary to the Disclosing Party. The terms of this Agreement shall be the Confidential Information of both Parties. Confidential Information includes, without limitation, any know-how, knowledge, techniques, methods, formula, expertise, trade secrets, documents, or technical information of any type or nature, tangible or intangible, as well as processes, operations, technologies, and forecasts disclosed, supplied, made available, or provided by the Disclosing Party to the Recipient in connection with or relating to this Agreement or a Statement of Work, except any portion of such information that:
(a)    is or becomes generally available to the public or within the industry to which such information relates, other than as a result of a breach of this Agreement; or
Just - Evotec Biologics, Inc.    Proprietary and Confidential    7

(b)    is known by Recipient without obligation of confidentiality at the time of receipt of the Disclosing Party’s information, as evidenced by Recipient’s contemporaneous written records; or
(c)    is provided to Recipient on a non-confidential basis by a Third Party who has the legal right to make such disclosure; or
(d)    was or is independently developed by or for Recipient without access to or use of the information of the Disclosing Party, as evidenced by Recipient’s contemporaneous written records.
1.23.“Controlled” or “Controls” means possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise (other than by operation of a license under this Agreement), to assign or grant a license, sublicense, or other right or to transfer or provide access to or under, any material, information, or intellectual property right as provided for herein without violating the terms of any agreement with any Third Party, knowingly infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary information of a Third Party.
1.24.“Damages” shall have the meaning set forth in Section 11.1.
1.25.“Deliverables” shall mean those deliverables to be developed by Just and provided by Just to Client under a Statement of Work (e.g., Product, [***]) as more fully described in the Payment and Deliverable Schedule and/or in the Scope of Services pursuant to a Statement of Work.
1.26.“Development-Stage Product” shall mean Product for which the manufacturing process has not been standardized, (i) so that each Batch of such Product does not consistently meet the acceptance criteria of its Specifications, if there are Specifications for the Product, or (ii) because there is no Specification and the manufacturing process is subject to adjustment during the Statement of Work performance period. For the avoidance of doubt, this definition shall not be applicable unless a Product is expressly indicated to be a Development-Stage Product in a Statement of Work.
1.27.“Disposition,” with a correlative meaning for “Dispositioned”, shall mean a process by which Quality Assurance releases or rejects materials, including pre-bulk, drug substance, drug product, components, or labeling materials, as the context requires. Material may be Dispositioned as released, conditionally released, released for specific purposes (for example, non-clinical use only), rejected, or retired.
1.28.“DMF” shall mean the Drug Master File as further defined in Section 5.3.
1.29.“Facility” shall mean the Just facility(ies) defined in a Statement of Work which is/are used for Services under this Agreement.
1.30.“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
1.31.“Final Report” shall have the meaning set forth in Section 4.2.
1.32.“Force Majeure Event” shall have the meaning set forth in Section 13.1.
1.33.“ICH” shall mean the International Council for Harmonization and any successor entity thereto.
Just - Evotec Biologics, Inc.    Proprietary and Confidential    8

1.34.“Improvement IP” shall have the meaning set forth in Section 6.2.
1.35.“Indemnitee” shall have the meaning set forth in Section 11.3.
1.36.“Indemnitor” shall have the meaning set forth in Section 11.3.
1.37.“Intellectual Property” shall mean all intellectual property (whether or not patented or patentable), including patents, patent applications, trade secrets, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions, know-how, or specifications.
1.38.“Invention” shall mean any invention or discovery, including without limitation know-how, whether patentable or not under the patent laws of the United States (Title 35 United States Code Section 101 et seq.) that is conceived or made solely by employees and/or agents of a Party or jointly by employees and/or agents of multiple Parties in the performance of the Services.
1.39.“J.MD Services” shall mean services related to molecular design.
1.40.“JP3 Services” shall mean services related to process and product design.
1.41.“Just Indemnitee” and “Just Indemnitees” shall have the meaning set forth in Section 11.1.
1.42.“Latent Defect” shall mean any defect in any Batch or other delivered quantity of Product resulting in a failure to comply with Standards that results in Product that does not meet the Specifications for such Product, with such defect identified after such Product was released through Disposition and such defect being identified by either Just or Client. For clarity, Latent Defect shall not include any defect to the extent resulting from any activities beyond the action, omission or control of Just, its employees, approved subcontractors, agents, or other representatives.
1.43.“Materials” shall mean the materials to be provided and/or obtained by Just for Processing Product including but not be limited to raw materials, ingredients, cell banks, intermediates, and packaging and shipping materials.
1.44.“mAb” shall mean a monoclonal antibody provided, developed or Processed under a Statement of Work.
1.45.“New Product Introduction Period” shall mean in the context of a cGMP Production Run requested by Client pursuant to a Statement of Work, the [***]-month period immediately prior to such contemplated date for the cGMP Production Run commencing with Client’s commitment to reserving such cGMP Production Run as set forth in the applicable Statement of Work and ending upon the commencement of such cGMP Production Run unless the Parties shall otherwise agree in writing.
1.46.“Non-Conforming Batch” shall have the meaning set forth in Section 3.4.
1.47.“Party” shall mean Client or Just individually, as the context requires, and “Parties” shall mean Client and Just jointly.
1.48.“Payment and Deliverable Schedule” shall mean the schedule of payments and Deliverables as set forth in a Statement of Work.
1.49.“Phase 1 Clinical Trial” means any Clinical Trial conducted on sufficient numbers of human subjects to establish that a pharmaceutical product is reasonably safe for continued testing and to support its continued testing in Phase 2 Clinical Trials. “Phase 1 Clinical Trial” shall
Just - Evotec Biologics, Inc.    Proprietary and Confidential    9

include without limitation any clinical trial that would or does satisfy the requirements of 21 C.F.R. § 312.21(a), whether or not it is designated a Phase 1 Clinical Trial.
1.50.“Phase 2 Clinical Trial” means any Clinical Trial conducted on sufficient numbers of human subjects that have the targeted disease of interest to investigate the safety and efficacy of a pharmaceutical product for its intended use and to define warnings, precautions, and adverse reactions that may be associated with such pharmaceutical product in the dosage range to be prescribed. “Phase 2 Clinical Trial” shall include without limitation any clinical trial that would or does satisfy the requirements of 21 C.F.R. § 312.21(b), whether or not it is designated a Phase 2 Clinical Trial.
1.51.“Phase 3 Clinical Trial” means any Clinical Trial intended as a pivotal study for purposes of seeking Regulatory Approval that is conducted on sufficient numbers of human subjects to establish that a pharmaceutical product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product. “Phase 3 Clinical Trial” shall include without limitation any clinical trial that would or does satisfy the requirements of 21 C.F.R. § 312.21(c), whether or not it is designated a Phase 3 Clinical Trial.
1.52.“Process” or “Processing” shall mean the act of developing, manufacturing, handling, storing, analyzing, testing, filling, finishing, packaging, inspecting, labeling, and preparing for shipment of Product (as applicable) by Just pursuant to this Agreement and shall include development and optimization of the processes by which the Product is made.
1.53.“Product” shall mean any mAb or other biologic Processed by Just for delivery to Client pursuant to a Statement of Work.
1.54.“Progress Report” shall have the meaning set forth in Section 4.1.
1.55.“Project” shall mean a project set forth in a Statement of Work.
1.56.“Project Data” shall mean all information, documents, records, raw data, specimens, and other work product that relate to or describe the activities and work performed in connection with a Statement of Work, including the Processing of Product and the tangible materials that are the cell lines and Products produced pursuant to a Statement of Work. The term “Project Data” shall include the foregoing and all documents and records pertaining to Processing of Product, release Specifications, Project-specific analytical test methods, analytical test results, list of equipment used in the Processing of Product, signed title pages of approved qualification and calibration reports for such equipment, and process control and performance, process trend and variability data, and all other documents, reports, and data prepared, developed, or generated by Just in connection with the Services. The term “Project Data” shall expressly exclude, however, information that is the Confidential Information of Just specifically related to its Background Intellectual Property, Improvement IP, or manufacturing processes.
1.57.“Project Representative” shall have the meaning set forth in Section 2.11.
1.58.“QA Release” shall mean release by Just Quality Assurance of a Batch of Product that has been produced in satisfaction of cGMP and that may be used in a Clinical Trial after release of such Batch.
1.59.“Quality Agreement” shall mean, as designated by the Parties as applicable to the scope of Services and Deliverables pursuant to a given Statement of Work, an independent quality agreement entered into or to be entered into by and between Just and Client, which sets forth certain quality responsibilities of the Parties (e.g., for phase-appropriate compliance with cGMP) as they relate to the Processing, Disposition, and delivery of Product(s) for pre-clinical, Phase 1
Just - Evotec Biologics, Inc.    Proprietary and Confidential    10

Clinical Trial, Phase 2 Clinical Trial, or Phase 3 Clinical Trial, or commercial supply activities under a Statement of Work.
1.60.“Quality Assurance” shall mean a unit, department, group, or contractor that has the responsibility and authority to approve or reject all Deliverables (e.g. Product, mAb, or other biologic, components, drug product containers, closures, in-process materials, packaging material, labeling, and drug products) and the authority to review production records to assure that no errors have occurred or, if errors have occurred, that they have been fully investigated.
1.61.“Quality Control” shall mean the testing laboratory and the performance of tests or other analyses by it to determine whether a Deliverable conforms to Specifications.
1.62.“Regulatory Authority” shall mean any governmental regulatory agency or authority that is responsible for regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging, or use of Product. The term “Regulatory Authority” shall include the FDA and any regulatory agency or authority with jurisdiction over clinical studies of the Product.
1.63.“Reporting Schedule” shall mean the schedule of reports as set forth in a Scope of Services and/or Statement of Work.
1.64.“Scope of Services” shall mean the description of the Services to be performed as more specifically described in individual Statements of Work.
1.65.“Services” shall mean the services performed under this Agreement and more specifically described in individual Statements of Work.
1.66.“Services Cost” shall mean the total cost of Services and breakdown of such cost set forth in a Statement of Work.
1.67.“SOPs” shall mean standard operating procedures.
1.68.“Specifications” shall mean, with respect to a Deliverable, a list of tests, references to analytical procedures, and appropriate acceptance criteria and standards, or other criteria or requirements for the test described or specifications of the Deliverable. The Specifications establish the set of criteria to which a Deliverable should conform to be considered acceptable under this Agreement. The Specifications (including release Specifications) for any Deliverable will be included in its associated Statement of Work or the Quality Agreement, and/or agreed to by the Parties in writing, which is incorporated herein by reference and is made a part of this Agreement and may be amended from time to time in writing by the Parties.
1.69.“Standards” shall have the meaning set forth in Section 2.7.
1.70.“Statement of Work” shall have the meaning set forth in Section 2.2. Statement of Work No. 1 is attached hereto as Exhibit A and made a part of this Agreement.
1.71.“Technology Transfer” shall have the meaning set forth in Section 9.4.3.
1.72.“Term” shall have the meaning set forth in Section 9.1.
1.73.“Third Party” shall mean any individual or entity other than Client or Just or Affiliates of either Party.
2.SCOPE OF THE AGREEMENT
2.1.Scope of Agreement
Just - Evotec Biologics, Inc.    Proprietary and Confidential    11

As a “Master Services Agreement”, this Agreement allows the Parties to contract for Services through the issuance of multiple Statements of Work, as described in Section 2.2, without having to re-negotiate the basic terms and conditions contained herein for each such Statement of Work. This Agreement covers the provision of Services by Just. Accordingly, this Agreement represents the legal mechanism by which the Parties can efficiently contract with each other for a broad range of Services to be performed under this Agreement including services such as development and manufacturing services and project management services.
2.2.Statements of Work
The specific details of each Service under this Agreement shall be separately negotiated and specified in writing on terms and in a form acceptable to the Parties and numbered consecutively No. 1, No. 2, No. 3, etc. (each such writing, a “Statement of Work”). Each Statement of Work shall include appendices (as appropriate) setting forth the Scope of Services, Services Costs, Specifications, Deliverables, and Payment and Deliverable Schedule and may include such other agreed upon technical and financial details. Such appendices, as applicable, will be appended to the Statement of Work and made a part thereto. Each Statement of Work shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Statement of Work. To the extent any terms or provisions of a Statement of Work conflict with the terms and provisions of this Agreement excluding such Statement of Work, the terms and provisions of this Agreement excluding such Statement of Work shall control, except to the extent the Statement of Work expressly and specifically states an intent to supersede the Agreement on a specific matter or provision. Once executed by both Parties, a Statement of Work and attachments thereto shall be deemed to be incorporated herein by reference. The Parties recognize that certain provisions of this Agreement will only be applicable based upon the specific nature of the Deliverables that are the subject of a specific Statement of Work.
2.2.1.Current Statement of Work
As of the Effective Date, the Parties have agreed to the terms and conditions for the first Statement of Work (Statement of Work No. 1) for the Project titled “[***]” under this Agreement as set forth in Exhibit A. All references under this Agreement to Quality Agreement shall be to the relevant agreement setting forth quality responsibilities of the Parties as relevant to the applicable Statement of Work(s) and Deliverables.

Just - Evotec Biologics, Inc.    Proprietary and Confidential    12

2.3.Change Orders
Any (a) change in the details of an executed Statement of Work or (b) change in the assumptions upon which an executed Statement of Work is based (including, but not limited to, changes in an agreed starting date for Services or suspension of the Services by Parties) may require changes in the tasks, responsibilities, duties, Services Cost, Payment and Deliverable Schedule, timelines and/or other matters, and shall require a written amendment to such Statement of Work signed by the Parties (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, Services Cost, Payment Schedule, timeline, or other matter. The Change Order will become effective upon the execution of the Change Order by the Parties and will include a specified period of time (as agreed upon by the Parties) within which Just will implement the changes. The Parties agree to act in good faith and promptly when considering a Change Order requested by the other Parties, subject to Section 2.10. Just will not give effect to changes in the Scope of Services until such time the Parties agree to and execute the corresponding Change Order.
2.4.Nature of Services
The Services covered under this Agreement may include general consulting, molecular design and optimization and manufacturing and process development services in the fields of chemistry, biology, preclinical research, biologics, formulation development, clinical material supply, analysis, stability studies, toxicology, process development, drug metabolism, pharmacokinetics, bioanalysis, regulatory, project management, and other related Services as agreed to by the Parties and set forth in the relevant Statement(s) of Work.
2.5.Audit
During the Term and for [***] years thereafter, Client or its authorized representatives may visit the facilities of Just or its subcontractors where the Services are being performed, during normal business hours, for the purposes of audit. Client will pay for its own expenses during such audit visit except for any for cause audit. The detailed scope of audit shall be communicated to Just at least [***] calendar days prior to the requested date of audit and the Parties shall work in good faith to schedule a mutually agreeable date for such audit to occur within [***] business days following the requested date for such audit. Any such audit shall be conducted in a reasonable manner to confirm compliance under the Agreement and applicable Statement of Work and in a manner to avoid material disruption to Just’s activities.
2.6.Restriction on Subcontracting
Just shall not subcontract any part of Services, or otherwise delegate any of its obligations or responsibilities under this Agreement without, in each instance and for each Statement of Work, obtaining the prior written approval of Client, which approval may be granted or withheld at the sole discretion of Client. If Just obtains such prior written approval to delegate any of its obligations or responsibilities under this Agreement to a subcontractor, Just shall enter into a written subcontract agreement with each such approved subcontractor. Any attempted subcontracting or delegation of duties by Just without the prior written approval of Client shall be null and void. Any such unapproved attempted subcontracting or delegation of responsibilities by Just shall be a material breach of this Agreement for which Client may immediately terminate this Agreement. Any approved subcontractor of Just shall be subject to all of the terms and conditions applicable to Just under this Agreement and Statements of Work. No approved subcontractor of Just may further subcontract or delegate any responsibilities under this Agreement
Just - Evotec Biologics, Inc.    Proprietary and Confidential    13

without the prior written consent of Client, which consent may be granted or withheld at the sole discretion of Client. Approval of a subcontractor shall not relieve Just of its obligations under this Agreement, and Just shall remain primarily liable and shall be responsible for its subcontractor’s performance of this Agreement. Client shall have the right to audit and inspect all approved subcontractors with whom Just has entered into agreements regarding the performance of Services. Such audit and inspection rights of Client shall be substantially similar to the rights of Client to audit and inspect Just under this Agreement. Just shall ensure that all of its agreements with its approved subcontractors include such audit and inspection rights by Client and provisions to maintain the confidentiality of Confidential Information of Client. The Parties shall include the list of approved subcontractors in the Statement of Work and/or the Scope of Services for such Statement of Work. Client shall have the right to retract approval of a subcontractor before initiation of the Statement of Work and upon [***] days’ prior written notice to Just.
2.7.Conduct of Services
Just shall, and shall cause all authorized and approved subcontractors to, perform Services: (a) in a professional and good scientific manner, meeting the standards of diligence, safety, and skill customary in the field; (b) in compliance with all Applicable Laws (including cGMP if applicable to such Services as set forth in the applicable Statement of Work); and (c) in compliance with this Agreement (including the Specifications as provided in a Statement of Work) (the “Standards”). Without limiting the foregoing, Just shall use its Commercially Reasonable Efforts to complete the objectives and activities set forth in a Statement of Work and to achieve the milestones and meet the timelines and schedules set forth in a Statement of Work. Just will promptly notify Client in writing of any material deviations from Applicable Laws. All Services shall be subject to all of the terms and conditions of this Agreement in addition to the specific details set forth in a Statement of Work. A Statement of Work shall clearly define Services and the responsibilities of the Parties with respect to a Statement of Work. In the event of a conflict between or among any of the standards set forth in this Section 2.7, Just shall comply with the standards established by FDA and ICH, unless the Parties otherwise mutually agree in writing. However, Client acknowledges that certain Services may involve Development-Stage Product and development activities for which the results of Processing and other activities under this Agreement are uncertain and subject to variability. Just and its approved subcontractor will use Commercially Reasonable Efforts to perform the Services for Development-Stage Product in accordance with the Standards but Just shall have no liability for the Services not achieving the desired milestones, Specifications, or timelines. If by exercising Commercially Reasonable Efforts with respect to a Project, Just is not able to achieve the desired milestones, Specifications, or timelines, then Just shall promptly notify Client of such event(s) and the Parties will discuss in good faith the appropriate remedies for such events.
2.8.Limitation on Activities Outside of Statement of Work
Subject to Section 6.5, Just shall not use Deliverables for any purposes other than Services without the prior written consent of Client, which consent may be granted or withheld at the sole discretion of Client.
2.9.Materials and Equipment
Unless otherwise agreed by the Parties in writing or otherwise expressly specified in a Statement of Work or Services Cost, Just shall supply all Materials and equipment needed for Services in accordance with this Agreement and a Statement of Work at its sole cost and expense.
2.10.Amendments/Changes
Just - Evotec Biologics, Inc.    Proprietary and Confidential    14

If a Party seeks a change to the Specifications or a Statement of Work because, for example, (a) an assumption is proven to be incorrect, or (b) there is a change in Applicable Laws that would necessitate a change in the Specifications, Processing, Statement of Work, Deliverables, or the means or methods of performance of Services, the Parties will meet and confer in good faith to determine whether and what changes should be made thereto. No change in the Specifications, Statement of Work, Product-specific or mAb-specific manufacturing processes, test methods, or other documentation or procedures relating to Processing of Product, mAbs, or provision of Services shall be implemented by Just, whether requested by Just, initiated by Client, or requested or required by any Regulatory Authority, unless and until the Parties have executed a written agreement documenting such change through a Change Order, including the implementation date of such change and any increase or decrease in the Services Cost (and change to the Payment and Deliverable Schedule) to reflect adjusted costs, expenses, fees, or savings associated with such change, provided that, if any such change is required by any Regulatory Authority, Just shall use Commercially Reasonable Efforts to execute and implement such change through a Change Order, pending agreement by the Parties on any reasonable adjustment to Services Costs. Notwithstanding anything to the contrary in this Agreement, each Party agrees to use Commercially Reasonable Efforts to manage and control costs so as to prevent the need to request an increase in the Services Cost for a Statement of Work. Any real or anticipated costs beyond those covered in the relevant Services Cost requires prior written approval by Client.
2.11.Meetings; Communications; Updates by Just
The Parties shall hold Project team meetings via teleconference, videoconference, or in person on a regular and periodic basis after issuance of a Statement of Work. Each Party shall appoint a Project representative for each Statement of Work, as identified in each Statement of Work (each, a “Project Representative”) who will have primary responsibility for day-to-day interactions with the other Party’s Project Representative concerning a Statement of Work, Services, and other information pertinent to this Agreement. Unless otherwise mutually agreed by the Parties in writing, all communications between Just and Client regarding a Statement of Work and the activities of the Parties in connection with this Agreement (including Services) shall be addressed to or routed directly through (as appropriate) the respective Project Representatives of each Party. Just shall provide, at a minimum, [***] updates to Client, describing Services during the preceding [***] in reasonable detail, and the detailed results obtained during such [***]; provided that, during the time period of Just’s Product manufacturing campaigns, Just shall provide, at a minimum, [***] updates to Client. These updates may be delivered by Just in writing, or orally, by telephone or videoconference, in each case, followed by a summary in writing, in accordance with instructions from Client, on a [***]-to-[***] or [***]-to-[***] basis (as applicable).
2.12.Responsibilities of Client
Unless otherwise agreed by the Parties in writing or otherwise expressly set forth in a Statement of Work, Client will: (a) provide requirements for a Statement of Work and Services; (b) to the extent applicable, provide Just with information necessary to perform Services and to estimate costs for the Services; (c) prepare or review (as applicable) and approve all Specifications; and (d) perform all obligations and provide all Client Materials and other deliverables expressly allocated to Client in the Statement of Work. Just acknowledges and agrees that Client may enter into agreements with one or more Third Parties for activities and testing related to Deliverables. A Statement of Work may set forth such Client contractors as of the Effective Date, but Client may engage other contractors in this regard during the Term.
3.DISPOSITION; DELIVERY; COMPENSATION
Just - Evotec Biologics, Inc.    Proprietary and Confidential    15

3.1.Product Quantity and Quality
Pursuant to a Statement of Work, Just shall perform Services in accordance with the Standards to Process and deliver to Client, or to a designated recipient of Client, the quantity and quality of Deliverables as specified in a Statement of Work. The Parties acknowledge and agree that the quantity of Product Processed pursuant to a Statement of Work is not guaranteed and may be within plus or minus [***] percent ([***]%) of the quantity to be delivered pursuant to such Statement of Work. As used in this Agreement, the term “by Client” shall mean “by or on behalf of Client”.
3.2.Quality Assurance; Certificates
Just’s Quality Assurance shall monitor Just’s activities under this Agreement to ensure that each Batch is Processed in accordance with Applicable Laws, including cGMP (if applicable) and conforms to the Specifications. All Quality Control test results and copies thereof shall be provided to Client. To the extent any terms or conditions of a Quality Agreement conflict with the terms and conditions of this Agreement with respect to product quality matters, the terms and conditions of the Quality Agreement shall control and the terms and conditions of this Agreement shall control with respect to non-product quality matters. Any QA Release of Product performed by or on behalf of Just (including tests to confirm that each Batch meets the Specifications) may be relied upon by Client when deciding how a Batch of Product will be used. Client (or a Third Party designated by Client) shall be solely responsible for deciding how any Batch of Product will be used. If Client notifies or has notified Just that a Batch of Product will go through QA Release, then Client shall conduct a technical review of all relevant documents and after such review shall timely notify Just of its approval prior to the QA Release. Client (in its sole discretion) shall determine the form and substance of any release testing information that is submitted to a Regulatory Authority. Prior to any release testing of a Batch by Client, Just shall provide to Client or/and to a designated Third Party a Quality Control reviewed and signed Certificate of Analysis with respect to such Batch and a reviewed and signed Certificate of Compliance within [***] days after Disposition by Just. Just shall provide Client with copies of Batch Records for each Batch within [***] days after Disposition of such Batch, unless otherwise set forth in the relevant Quality Agreement. If Client, or a Third Party laboratory selected by Client, performs an assay needed for release of Product to satisfy cGMP, then Client, and not Just, shall be responsible for the results of such assay. If Client desires to perform Third Party testing of a Batch, then Client will first consult with Just to confirm similarity of testing methodology (e.g. assays, etc.). The Parties acknowledge that Just’s SOPs shall provide a reasonable basis for compliance with the quality standards set forth herein and shall be interpreted in good faith.
3.3.Inspection; Disposition
Just will perform inspection and Disposition of all Materials and all Product Processed pursuant to this Agreement; provided that Client shall be solely responsible for deciding whether to release Materials and Product for clinical use. Client may, in conjunction with Just, perform inspection and Disposition of all Product Processed pursuant to this Agreement. Such inspection and Disposition by Client may take place on-site at Just’s Facility or at another location agreed upon by the Parties (for example, if Batch Records are made available to Client at a location other than Just’s Facility).
3.4.Disposition
Client shall have [***] days from the later of (a) the date that Just notifies Client that documentation for Disposition of each Batch of Product (as applicable) is available at Just’s
Just - Evotec Biologics, Inc.    Proprietary and Confidential    16

Facility or another location (as described in Section 3.3 above) or (b) the date of receipt by Client of such Batch-related documentation in which to access and review Batch-related documentation, and to evaluate such Batch of Product. Client, shall have the right to reject any Batch of Product as nonconforming if (w) Just fails to timely provide an accurate Certificate of Analysis and/or Certificate of Compliance for such Batch, (x) such Batch of Product does not meet the Specifications because of Just’s failure to comply with the Standards or, (y) such Batch of Product was not Processed in accordance with Applicable Laws, including cGMP, if applicable to such Batch (each of (w-y), a “Non-Conforming Batch”). If Client, or its designee does not notify Just in writing of the rejection of such Batch of Product as a Non-Conforming Batch within such [***] day period, then Client shall have no further right to reject such Batch of Product as a Non-Conforming Batch, except for any Batch of Product deemed a Non-Conforming Batch for a Latent Defect pursuant to Section 3.4.2.
3.4.1.Latent Defect
If, after the release of a Batch of Product by Just, either Party discovers a Latent Defect, then such Party shall notify the other Party within [***] business days after such discovery of the Latent Defect, and upon such notice, such Batch of Product shall be deemed a Non-Conforming Batch.
3.4.2.Non-Conforming Product
If Client rejects a Batch of Product as a Non-Conforming Batch in accordance with Section 3.4.1, or if a Batch of Product having a Latent Defect is deemed a Non-Conforming Batch under Section 3.4.2, then Just shall have the right within [***] days thereafter to sample and re-test such Batch of Product. If Just: (a) agrees that such Batch of Product is a Non-Conforming Batch, then the terms of Section 3.5 shall apply; or (b) disagrees with the determination of Client that such Batch of Product is a Non-Conforming Batch, Just shall so notify Client, in writing within such [***] day period. If Just disagrees with the determination by Client that such Batch of Product is a Non-Conforming Batch, then Just and Client, shall cause an outside testing laboratory or consultant agreeable to both of them to perform comparative tests and/or analyses on samples of the alleged Non-Conforming Batch of Product. The testing laboratory’s or consultant’s results shall be in a written report and shall be final and binding with respect to disputes over whether such batch of Product is a Non-Conforming Batch, save for manifest error on the face of the report. Unless otherwise agreed to by Just and Client, in writing, the costs associated with such testing and review shall be borne by the Party [***]. The outside testing laboratory or consultant shall be required to enter into written undertakings of confidentiality no less stringent than those set forth herein. Just shall furnish the outside testing laboratory such instructions regarding the storage, handling, and potential hazards of any samples of such Batch of Product as are provided to or developed by Just for or on behalf of Client. If a Batch of Product is determined to be a Non-Conforming Batch, then Quality Assurance of Just shall conduct a failure investigation to determine the root cause of such event to the satisfaction of Client. Notwithstanding the foregoing, Just shall not be responsible for any Product defects or delays resulting from incompatibility or instability of the production strain with the manufacturing process agreed upon by the Parties.
3.5.Remedies for Non-Conforming Product
If Just agrees that a Batch of Product is a Non-Conforming Batch, or if the outside testing laboratory or consultant determines that such Product is a Non-Conforming Batch, then Just will Process another Batch
Just - Evotec Biologics, Inc.    Proprietary and Confidential    17

in accordance with the Standards at Just’s sole cost and expense to begin within [***] days of such determination and to be completed [***]. If such additional Batch is again deemed to be a Non-Conforming Batch, then the Parties shall discuss (in good faith) an appropriate equitable remedy for such non-conformance. Upon Just’s instructions, Client shall destroy or return, at Just’s cost, the Non-Conforming Batch(es) of Product.
3.6.Delivery of Product
Each Batch shall be delivered by Just FCA (Incoterms 2020) Just’s facility; provided that Just shall clear such Batch for export if applicable, and that at Client’s request, Just will arrange for shipment of the Batch and add the shipping, and related insurance charges to its invoice (such charges to be [***]), unless such charges have already been set forth in the Services Cost for the applicable Statement of Work. Notwithstanding the foregoing, Client shall be solely responsible for all import formalities and related costs and duties provided, however, that Just will reasonably cooperate with Client’s efforts at compliance with such formalities.
3.7.Retention Samples; Storage
In accordance with its quality system requirements and Applicable Laws, Just shall retain samples of each Batch of Product at the Facility at no cost to Client until the date that is [***] after completion of Processing of each such Batch (or for such longer period as may be required by applicable Regulatory Authorities or Applicable Laws). Thereafter, if requested by Client, then Just shall make arrangements for contracted storage of such Product samples, as agreed upon by Client, at the cost and expense to be borne by Client. At any time following such [***] (or longer) period, if Just decides that it will no longer store such samples, then it shall provide no less than [***] days written notice to Client during which notice period Client may instruct Just to either ship such samples to Client, a designee of Client, or destroy such samples. Just shall comply with such instructions from Client provided, however, that Client shall reimburse Just for its reasonable out-of-pocket costs incurred in shipping or destroying such samples. If Client requires Just to destroy such samples, then Just shall promptly provide Client with an affidavit attesting that such destruction has been completed.
3.8.Payments
In consideration of Just’s performance of Services and delivery of Deliverables in each case in accordance with this Agreement and each applicable Statement of Work, Client shall pay Just for Services in accordance with the applicable due date set forth in the Payment and Deliverable Schedule in the Statement of Work and if no due date is specified, then within [***] days after Client’s receipt of an invoice for such appropriately completed Services and conforming Deliverables from Just. Such Payment and Deliverable Schedule may include payment by a certain due date upon completion of a milestone and/or receipt of a deliverable or submission of an invoice by Just upon completion of specific Services or a combination of approaches. Client will make payments under this Agreement and each Statement of Work only after receipt of an invoice for the amount to be paid. The Services Cost set forth in a Statement of Work reflects the maximum cost of performing the Services for such Statement of Work, and Client shall not be obligated or expected to pay any additional amounts in connection with the Services unless a Change Order is issued relative to such Statement of Work.
Each such invoice shall set forth the following information: (i) the applicable Statement of Work number under which the Services were performed, (ii) the amount due, (iii) the calculation of such amount due, and (iv) any applicable supporting documentation. The Statement of Work number is required for
Just - Evotec Biologics, Inc.    Proprietary and Confidential    18

payment under an invoice. All invoices shall be directed to the person indicated in the applicable Statement of Work for payment by Client. Client shall have the right (acting in good faith) to require, as a condition to making payment, reasonable additional information from Just for the purposes of determining the sufficiency of the Services and the amount, and Just shall respond to such request promptly and reasonably. Client may dispute any invoiced amount by providing written notice to Just. Client is not obligated to pay any invoiced amount that is the subject of a good faith dispute until such dispute is resolved, provided that Client pays any undisputed invoiced amount. Once an invoice dispute is resolved, if the resolution is in Just’s favor, the disputed amount shall be paid within [***] days of the resolution of such dispute. Overdue undisputed invoiced amounts shall accrue interest at the rate of [***] percent ([***]%) per month beginning [***] days after the due date until the date the balance is paid in full.
3.9.Taxes
Just is liable for and shall pay when due all taxes, levies, duties, fees, and assessments imposed in connection with this Agreement. Just acknowledges that Services Costs as set forth in a Statement of Work are inclusive of all applicable employment-related, consumer, use, VAT, excise, sales, and other similar taxes.
3.10.Records
Just will maintain and make available to Client and its auditors sufficient books and records for a minimum of [***] years after the Term solely to verify Just’s compliance with the terms and conditions of this Agreement.
4.REPORTS
4.1.Progress Reports
Just shall submit to Client a written technical progress report in English (a “Progress Report”) within [***] days after completion of each stage as specified in the Scope of Services. Each Progress Report will include such Project Data as set forth in the Statement of Work or as Client may request from time to time.
4.2.Final Reports
Just shall submit to Client a final written report in English (“Final Report”) within [***] days after completion of the Services as set forth in a Statement of Work or, if this Agreement is terminated prior to completion of the Services under a Statement of Work, then within [***] days after such early termination. The Final Report shall contain a complete written description of the activities under the Statement of Work and all Project Data resulting therefrom, including all related documentation to the extent not previously provided.
5.RECORDS; REGULATORY MATTERS
5.1.Record-Keeping
Except as otherwise expressly set forth in this Agreement, all documentation related to Product, Processing, and Batches shall be provided to Client (or to a Third Party designated by Client to act on behalf of Client) in the English language. For avoidance of doubt, any documentation that Just is required
Just - Evotec Biologics, Inc.    Proprietary and Confidential    19

to produce under this Agreement and is needed for regulatory submissions by Client or that is required to be held by Client in files by a Regulatory Authority must be provided by Just in the English language. Just shall maintain complete, true, and accurate books, records, test and laboratory data, reports, and all other information relating to Services, including the Project Data and technical records pertaining to the methods, facilities, and equipment used for Processing of Product, in accordance with Applicable Laws and as is reasonably necessary to support regulatory filings by Client with respect to Product. Just shall store all such records and information for a period of at least [***] years from the relevant Product manufacturing date or longer if required under Applicable Laws, after which date Just may dispose of such records in accordance with express written instructions for disposal from Client. In the absence of such instructions, Just shall notify Client, in writing of its intent to dispose of such records and request instructions as to their disposal.
If Client, does not respond to such notice within [***] days after receipt thereof, or in any event prior to the later destruction of such records, Just may destroy such records at its discretion and expense. All such records shall be made reasonably available to Client for audit and for copying if Client is required to submit any such Records under Applicable Law.
5.2.Submissions to Regulatory Authorities; Documentation
Client or Client’s designated subcontractor shall be solely responsible for preparation and submission of applications to Regulatory Authorities regarding Product. Client will advise Just of document requirements in support of such applications by Client. Just and Client, as applicable, will agree to the cost for Just to prepare and provide such document requirements through a Statement of Work. Just will use its Commercially Reasonable Efforts to provide documents and additional information needed for such applications, and to cooperate with and assist Client in preparation and submission of such applications to the FDA (and other Regulatory Authorities, as appropriate). All such applications to Regulatory Authorities and related filings by Client shall be the sole and exclusive property of Client.
5.3.Obligations of Just
Just shall be solely responsible for all permits and licenses required by Regulatory Authorities for the Facility for Processing under this Agreement, and if expressly required under a Statement of Work filing and maintaining a drug master file (“DMF”). Just hereby grants to Client the right to reference such DMF in support of regulatory filings related to the subject matter of this Agreement, and upon the request of Client, Just shall authorize, and hereby authorizes, Regulatory Authorities to permit such DMF to be incorporated by reference in such regulatory filings of Client. Upon request by Client, Just shall make complete copies of all records maintained as provided in Section 5.1 available for inspection by authorized representatives of the FDA and other Regulatory Authorities and for review by Client in accordance with Section 5.7. At the request of Client and in addition to the obligations of Just under Section 5.2, Just shall prepare all sections of regulatory filings by Client that pertain to Services hereunder (including Processing) as described and set forth in a Statement of Work with associated Services Costs.
5.4.Communications with Regulatory Authorities
Client shall be solely responsible for all contacts and communications with any Regulatory Authority with respect to all matters relating to Products. At the request of Client, Just shall make appropriate personnel reasonably available for meetings with Regulatory Authorities related to the Processing of Products. Just shall have no contact or communication with any Regulatory Authority regarding Products, or regarding Processing activities related to Products, without the prior written consent of Client, which consent may
Just - Evotec Biologics, Inc.    Proprietary and Confidential    20

be granted or withheld at the sole discretion of Client, except as provided in Section 5.5 or as required by Applicable Laws or a Regulatory Authority. Just shall notify Client, immediately, and in no event later than [***] business days, after receiving any contact or communication from any Regulatory Authority that in any way relates to Materials, Products, or to Processing activities.
5.5.Regulatory Inspections
Just shall advise Client no later than the next day that is not a Saturday, Sunday, or federal or state holiday if an authorized agent of any Regulatory Authority or any other regulatory body plans to visit the Facility for Product-specific concerns and/or makes an inquiry regarding Processing of Product or regarding any part of the Facility that is used in Processing of Product. Client shall have the right to be present at any visit relating to Product and to review in advance and comment on any response to the communication or investigation submitted by Just. Just shall cooperate fully with such Regulatory Authority and with Client in providing the information needed for any such communication. Just shall provide to Client copies of any Form 483 or equivalent document delivered by such Regulatory Authority or regulatory body as a result of such visit. If an authorized agent of any Regulatory Authority or any other regulatory body visits the Facility in connection with another product or another part of the Facility and such visit results in a finding or other action that could materially and adversely affect Just’s performance of the Services, then Just shall notify Client within [***] business days after Just receives information about such finding or other action and shall provide Client with information and correspondence concerning Just’s response to such finding or action.
5.6.Compliance
Just shall comply in all material respects with all regulatory requirements with respect to Product that are imposed upon Just (as the provider of Services hereunder) by Applicable Laws from time to time, including those relating to environmental, health, and safety matters. Client shall comply in all material respects with all regulatory requirements with respect to Product that is used in pre-clinical or clinical studies that are imposed upon Client by Applicable Laws.
5.7.Inspection; Right of Access
Just shall permit Client personnel and representative(s), and shall ensure that Client personnel and representative(s) shall be entitled, (a) to inspect, observe, and audit the Processing of Product, the Facility, and other locations at which Product is Processed, (b) to examine the condition of the Materials and Product stored at the Facility, and (c) to examine all Project Data and all other documentation related to this Agreement and Just’s trade secrets and other Confidential Information related to its manufacturing processes to the extent relevant to the Processing of Product and/or the Services. Client personnel and/or representatives shall be entitled to observe the Processing of Product at any time upon reasonable notice and for reasonable duration during regular business hours (including during any shift that is engaged in Processing of Product). Client shall be entitled to conduct an audit hereunder once in any [***] month period during the Term, upon reasonable notice during regular business hours for a period not to exceed [***]; provided, however, that Client shall be entitled to conduct audits following issuance of Form 483 or similar reports delivered by Regulatory Authorities to Just pertaining to the Processing of Product or the occurrence of other events which are likely to materially and adversely affect the Processing of Product as frequently as requested by Client at reasonable times and for reasonable duration (which may exceed [***] days) until Just has corrected such deficiencies. Upon request, Client may conduct additional audits, provided that Client shall reimburse Just for reasonable time and expenses incurred by Just in connection with such audits. Excluding Just’s Confidential Information and Just’s Intellectual
Just - Evotec Biologics, Inc.    Proprietary and Confidential    21

Property, Background Intellectual Property, and Improvement IP included or referenced in the information obtained by Client, all information obtained by Client in any such inspection (including Project Data, and all findings and results obtained by Client during such inspection), shall be solely owned by Client. During audits by Client of the Facility, Client shall have the right to confirm Just’s audits of Just’s approved subcontractors and suppliers for any Product Processed under this Agreement.
6.INTELLECTUAL PROPERTY AND DELIVERABLES
6.1.Ownership of Intellectual Property
Except as expressly set forth in this Agreement or as the Parties may otherwise agree in writing, each Party owns, and shall continue to own, its Background Intellectual Property, without conferring any interests therein on the other Party. Subject to Section 6.2, except as expressly set forth in this Agreement or as the Parties may otherwise agree in writing, all right, title, and interest in and to any and all Intellectual Property conceived, reduced to practice, generated, or made by any Party, individually or jointly with another party arising from the performance of the Services under a Statement of Work that is specifically directed to a Deliverable and which does not constitute Improvement IP (defined below) shall belong solely to Client (“Client IP”). Just shall and hereby does assign all right, title, and interest in and to such Client IP to Client. Just shall promptly notify and disclose to Client in writing all such Client IP. Just shall, upon the request of Client, execute such documents, including any and all applications, assignments, or other instruments, give any testimony, and take such other actions as Client deems necessary to apply for, secure, and maintain patent or other proprietary protection in the United States or any other country with respect to such Client IP, provided that Client shall compensate Just for its reasonable out-of-pocket costs and expenses associated with such actions.
6.2.Improvement on Background Intellectual Property
If an improvement is made that is specifically directed to Just’s Background Intellectual Property in performance of the Services under a Statement of Work (“Improvement IP”), then Just shall solely own such Improvement IP. Client shall and hereby does assign all of its right, title, and interest in and to such Improvement IP to Just. Client shall, upon the request of Just, execute such documents, including any and all applications, assignments, or other instruments, and take such other reasonable actions as Just reasonably deems necessary to apply for, secure, and maintain patent or other proprietary protection in the United States or any other country with respect to Client’s assignment of rights in such Improvement IP, provided that Just shall compensate Client for its reasonable out-of-pocket costs and expenses associated with such actions.
6.3.Deliverables; Ownership and Non-Exclusive License
(a) As between the Parties and subject to Sections 6.3(b) and 6.3(c), Client shall solely own all right, title, and interest in and to Deliverables. Subject to Sections 6.3(b) and 6.3(c), Client also has the right to transfer Deliverables to other manufacturing facilities, in which case Just will facilitate such transfer and will provide reasonable Technology Transfer services (at Client’s cost) in good faith.
(b) Subject to Section 6.3(c), Just hereby grants to Client and its Affiliates, a worldwide, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive license, with a right to sublicense, to use or exploit Just’s Intellectual Property (including Just’s Background Intellectual Property) and the Improvement IP solely to the extent embodied in the Deliverables (including [***] or [***]) and solely to the extent required to use or exploit such Deliverables (including using such [***] or [***] solely for the
Just - Evotec Biologics, Inc.    Proprietary and Confidential    22

manufacturing of Product) (“Non-Exclusive License with Respect to Deliverables”). Except for the Non-Exclusive License with Respect to Deliverables, (i) Just grants no other license, express or implied, to Client to use or exploit Just’s Intellectual Property (including Just’s Background Intellectual Property or Improvement IP) for any other purpose or for any other product and (ii) no permitted (under this Section 6.3) Third Party sublicensee of Client shall have the right to practice or exploit Just’s Intellectual Property (including Just’s Background Intellectual Property or Improvement IP) for any purpose or product other than using such cell lines for the manufacturing of Product for Client.
(c) Client acknowledges that its rights under the Non-Exclusive License With Respect to Deliverables are dependent upon Just – Evotec’s ability to grant such rights based upon the actual Deliverables provided to Client, the scope of certain intellectual property rights owned or controlled by a Third Party(ies) and in-licensed by Just - Evotec through agreements between Just - Evotec and such Third Party(ies), Client’s classification as to the type of recipient to whom Deliverables are to be provided, and Client’s intended use of or activities with respect to such Deliverables. Accordingly, the Non-Exclusive License with espect to Deliverables is subject to, as applicable, the restrictions or limitations set forth in Section 6.3(c)(i) (below).
Client shall be responsible for any license fee financial obligations imposed by such Third Party license agreements by virtue of Client’s practice of the Non-Exclusive License Right With Respect to applicable Deliverables:
(i) [***] Technology. Where by agreement of the Parties Deliverables incorporate or are produced using [***] technology, the Non-Exclusive License with Respect to Deliverables shall be limited by and subject to the restrictions and obligations set forth in that certain Non-Exclusive License Agreement (effective [***]) (“[***] Agreement”) by and between Just and [***]. A redacted copy of the [***]Agreement will be provided to Client upon request. Just hereby represents to Client that:
(a) the redacted portions of the [***] Agreement do not: (i) affect the Non-Exclusive License With Respect to Deliverables and will not result in any obligations of Client under the [***] Agreement (including any payment obligations) other than as set forth in the non-redacted portions of the [***] Agreement including with respect, but not limited, to the [***] fee(s) and applicable late payment fees as set forth in the [***] under the [***] Agreement; or (ii) conflict with the terms of this Agreement;
(b) as of the Effective Date, the [***] Agreement is in full force and effect, and it has not received any notice of default or termination, and, to its knowledge, it has not conducted any activities that would result in the default or termination of the [***] Agreement; and
(c) other than the [***] fee(s) and applicable late payment fees as set forth in the [***] under the [***] Agreement, Client has no obligation to make any payment to [***] under the [***] Agreement for the practice of the Non-Exclusive License With Respect to Deliverables.
6.4.License to Just
During the term of an applicable Statement of Work, Client hereby grants to Just a royalty-free, non-exclusive license, with the right to sublicense to Just’s Affiliates and subcontractors, to use and practice Client IP and Client Background Intellectual Property Controlled by Client and solely as necessary for performance of the Services under such Statement of Work. Except for the license set forth in the
Just - Evotec Biologics, Inc.    Proprietary and Confidential    23

foregoing sentence or as otherwise expressly set forth in this Agreement, Client grants no license, express or implied, to Just to use or practice any of the Intellectual Property of Client for any purpose.
6.5.Project Data
All Project Data generated or obtained by Just or by Client, whether obtained solely by one Party or jointly by both Parties, in connection with this Agreement shall be solely owned by Client and shall be deemed to be the Confidential Information of Client. Upon completion of a Statement of Work or the earlier request of Client, Just shall send to Client, complete copies of all Project Data. The Project Data shall be prepared, documented, and communicated by Just in a manner consistent with the Specifications and a Statement of Work or as otherwise instructed by Client. Notwithstanding anything to the contrary in this Agreement, Client hereby expressly agrees that Just [***].
6.6.No Restriction on Services Provision for Third Parties
Subject only to the restrictions on Just’s use of Project Data under Section 6.5, nothing in this Agreement prevents Just from carrying out services for any other person or entity, including any services that use products or processes that are similar to the Client Materials and the Processes used to perform the Services under this Agreement, provided that such services will not use any of Client’s Confidential Information, Client’s Background Intellectual Property or Client IP and will not conflict with the provision of Services to Client under this Agreement.
7.CONFIDENTIALITY; USE OF NAMES
7.1.Confidential Information
(a)    The Disclosing Party has and shall retain sole and exclusive rights of ownership in all Confidential Information disclosed or owned by such Party. Recipient will use any Confidential Information solely for the purposes of performing its obligations under this Agreement, unless otherwise agreed by the Parties in writing. Recipient will not disclose any Confidential Information to Third Parties except to Recipient’s and its Affiliate’s employees, professional advisors (e.g., attorneys, accountants, and consultants), agents, current and potential investors, grantors, licensees, collaboration partners or acquirers (each, an “Authorized Person”) who reasonably require disclosure of such Confidential Information to achieve the purposes of this Agreement and who are bound to the Recipient by obligations of confidentiality and non-use no less stringent than those set forth herein, except that, with respect to Authorized Persons who are current and potential investors, the relevant time period of confidentiality and non-use obligations may be less than the time period of such obligations set forth herein to the extent customary and reasonable) without the prior written consent of the Disclosing Party. Each Party will maintain and follow reasonable procedures to prevent unauthorized disclosure or use of the other Party’s Confidential Information and to prevent it from becoming disclosed or being accessed by unauthorized persons. Each Recipient may disclose to Authorized Persons only such Confidential Information as is necessary for each such Authorized Person to perform its responsibilities under this Agreement.
(b)    Recipient will immediately advise the Disclosing Party of any disclosure, loss, or use of Confidential Information in violation of this Agreement. Recipient shall be liable for any breach of this Agreement by its Authorized Persons.
Just - Evotec Biologics, Inc.    Proprietary and Confidential    24

(c)    Upon request of the Disclosing Party, all Confidential Information in the possession of Recipient (which Recipient is not otherwise entitled to retain pursuant to a license granted under this Agreement), whether in written, graphic, electronic, or other tangible form, and all copies thereof shall be returned to the Disclosing Party or destroyed, upon written request of the Disclosing Party provided, however, that one (1) copy thereof may be retained by the Recipient for record-keeping and for purposes of exercising its right hereunder. Disclosures by a Disclosing Party’s Affiliate shall be deemed disclosures by that Disclosing Party, and disclosures to a Recipient’s Affiliate shall be deemed disclosures to that Recipient. Further, notwithstanding the foregoing, Recipient will not be required to destroy or delete copies of the Confidential Information embedded in its electronic storage systems through routine backup processes, including deleted files and metadata that are generally inaccessible, all subject to Recipient’s ongoing obligations of confidentiality and non-use hereunder.
7.2.Permitted Disclosures
Notwithstanding any other provision in this Agreement, a Recipient may disclose Confidential Information to comply with Applicable Laws, requirements of any Regulatory Authority or other regulatory agency, or court order. Prior to making any such permitted disclosures, however, the compelled Party shall give reasonable advance notice to the other Party with as much detail as possible in relation to the disclosure. Each Party shall reasonably cooperate fully and in a timely manner with the other Party with respect to all such permitted disclosures, including determining what information should be released and requests for confidential treatment of Confidential Information of either Party included in any such disclosure; provided that in no event shall a Party be required to delay any filing or release unreasonably hereunder.
7.3.Remedies
Because of the unique nature of the Confidential Information, Recipient acknowledges and agrees that the Disclosing Party may suffer irreparable injury if the Recipient fails to comply with the obligations set forth in this Article 7, and that monetary damages may be inadequate to compensate the Disclosing Party for such breach. Accordingly, the Disclosing Party will be entitled, in addition to any other remedies available to it at law, in equity or otherwise, without the requirement to post a bond, to seek injunctive relief and/or specific performance to enforce the terms, or prevent or remedy the violation, of this Article 7. This provision shall not constitute a waiver by either Party of any rights to damages or other remedies which it may have pursuant to this Agreement or otherwise.
7.4.Use of Names
Except as required by Applicable Laws and/or as required or expressly authorized under this Article 7, neither Party shall use the name or logo of the other Party or the name of any Affiliate of the other Party, or of any employee or agent of the other Party or its Affiliates, for any public purpose, including in any publication, presentation, publicity, press release, promotion, or advertisement, without the prior written consent of the other Party. Neither Party shall use the name or logo of the other Party or their respective Affiliates, for any public purpose, including in any publication, presentation, publicity, press release, promotion, or advertisement, without the prior written consent of the other Party.
7.5.Press Release
Just - Evotec Biologics, Inc.    Proprietary and Confidential    25

The Parties agree to cooperate (in good faith) on the content and timing of a mutually agreeable press release announcing the entry into this Agreement.
8.REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1.Just Representations and Warranties
Just represents and warrants or covenants (as the context requires) to Client that:
(a)    Just will assign to the performance of Services, professional personnel qualified to perform the activities set forth in a Statement of Work and otherwise in connection with this Agreement in a manner consistent with the technical requirements of a Statement of Work;
(b)    Just has no other commitments of its resources that will interfere with its ability to fulfill its obligations under this Agreement;
(c)    neither Just nor, to Just’s knowledge, any person employed or used by Just has been debarred under §306(a) or §306(b) of the Federal Food, Drug and Cosmetic Act (codified at 21 USC §335(a) and (b)) and that no debarred person will in the future be knowingly employed or used by Just to perform any Services or any other activities in connection with this Agreement. Neither Just nor to Just’s knowledge any person employed or used by Just has a conviction on their record for which a person can be debarred as described in §306(a) or §306(b) of the Federal Food, Drug and Cosmetic Act. Just further represents and warrants that should Just or any person employed by Just be convicted in the future, of any act for which a person can be debarred as described in §306(a) or §306(b) of the Federal Food, Drug and Cosmetic Act, Just shall immediately notify Client of such conviction;
(d)    Just will conduct Services in conformity with Applicable Laws including cGMP, when appropriate, the procedures and parameters set forth in a Statement of Work, the related instructions of Client, and generally accepted professional standards, and in the event of a conflict among any of these requirements, it will conduct Services in conformity with the most stringent requirement;
(e)    each Certificate of Analysis will reflect the results of the tests conducted on the Batch of Product to which it relates, each Certificate of Compliance will be accurate and true, and the Batch Records will accurately reflect in all material respects the processes and procedures followed by Just in Processing Product;
(f)    the Product shall not have been and shall not be misused, contaminated, tampered with, or otherwise altered, mishandled, or subjected to negligence while in the custody and control of Just;
(g)    to Just’s knowledge, the use of Just Background Intellectual Property for the Processing of Product does not infringe or misappropriate any Third Party intellectual property right or otherwise conflict with the rights of any Third Party, and Just will not knowingly infringe or misappropriate any Third Party intellectual property right or otherwise conflict with the rights of any Third Party in the Processing of Product;
Just - Evotec Biologics, Inc.    Proprietary and Confidential    26

(h)    the execution and delivery by Just of this Agreement require no governmental or regulatory approvals to be obtained on the part of Just, or, if required, Just has obtained such approvals;
(i)    Just will not transfer to any Third Party any Product Processed for Client, other than (i) for the purpose of tests at any outside testing laboratory or consultant, as provided under Section 3.4.2, (ii) to a designee of Client, or (iii) to any subcontractor in accordance with Section 2.6;
(j)    Just has obtained (or will obtain prior to Processing Product) and will maintain, and will remain in compliance with, during the Term, all permits, licenses, and other authorizations which are required under Applicable Laws for the performance of its obligations under this Agreement; and
8.2.Client Representations and Warranties
Client represents and warrants or covenants (as the context requires) to Just that:
(a)    Client has the right to disclose all Confidential Information and Intellectual Property that it discloses or licenses to Just and to supply to Just the Client Materials and deliverables required to be supplied to Just in accordance with each Statement of Work; and
(b)    Client does not have actual knowledge that Just’s use or practice of Client’s Confidential Information, Client’s Intellectual Property (pursuant to Section 6.4 hereof), Client Materials, supplied by or on behalf of Client under a Statement of Work, when used by Just to provide the Services under and in accordance with such Statement of Work, infringes or misappropriates any patent, copyright, trademark, trade secret, or other proprietary right of any Third Party or otherwise conflict with the rights of any Third Party.
8.3.Mutual Representations and Warranties
Each Party hereby represents and warrants to the other Party that: (a) it has the full power, right, and authority to execute and deliver this Agreement; (b) the person executing this Agreement is authorized to execute this Agreement; (c) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (d) the execution, delivery, and performance of this Agreement does not breach any written agreement to which such Party may be bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.
9.TERM; TERMINATION
9.1.Term
The term (“Term”) of this Agreement shall commence as of the Effective Date and shall expire five (5) years after the Effective Date, unless earlier terminated by a Party in accordance with this Agreement. The Parties may extend the Term, upon mutual agreement, in a written amendment prior to the expiration of the then-current Term.
9.2.Termination for Cause
Just - Evotec Biologics, Inc.    Proprietary and Confidential    27

A Party shall have the right to terminate this Agreement or any Statement of Work, at such Party’s option, upon the occurrence of any of the following events: (a) if another Party commits a material breach of a material provision of this Agreement (including a material breach of a material obligation under a Statement of Work), which (in the case of a breach capable of remedy) is not remedied within [***] days after the receipt by the breaching Party of written notice from the non-breaching Party that identifies the breach and requires its remedy; or (b) upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings by or against the other Party (and if such proceedings are by or against Just, Just shall provide written notice of such proceedings to Client within [***] business days after such filing or institution, so that Client may take possession of its property, including Product); provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within [***] days after the filing thereof; or (c) if the other Party ceases for any reason to carry on its business (except for assignment pursuant to Section 13.2), or makes an assignment for the benefit of its creditors, or is the subject of any proposal for a voluntary arrangement. In addition, Just shall promptly notify Client in writing if Just receives notice of the debarment or threatened debarment of any individual or entity utilized by Just in connection with Services or this Agreement, and Client shall have the right to immediately terminate this Agreement upon written notice to Just without further cost or liability, except for payments of accrued and unpaid obligations accrued before the date of termination.
9.3.Termination by Mutual Consent; Termination by Client
The Parties may terminate this Agreement at any time by mutual written consent. In addition, Client may terminate any Statement of Work upon [***] days’ prior written notice for any reason. For the sake of clarity, termination of a Statement of Work shall not automatically terminate this Agreement.
Just - Evotec Biologics, Inc.    Proprietary and Confidential    28

9.4.Effects of Termination or Expiration
9.4.1.Payment
Expiration or termination of this Agreement for any reason shall not relieve Client of its respective payment obligations under this Agreement for Services performed prior to such expiration or termination.
9.4.2.Delivery of Product
Upon expiration or earlier termination of this Agreement or a Statement of Work for any reason and after Client has paid all undisputed invoices for Services and Deliverables appropriately completed by Just as described in Sections 3.8 and 3.9, Just shall promptly deliver to Client or its designee all Deliverables, including all Project Data and Product, and any other Client Property (other than samples retained under Section 3.7) but no later than the later of (a) [***] business days after the date of such expiration or early termination or (b) [***] days after Just’s receipt of payment of all of such invoices.
9.4.3.Technology Transfer
(a) In the event of termination of this Agreement by Client for an uncured breach by Just by operation of Section 9.2, Just agrees to use Commercially Reasonable Efforts to provide reasonable technology transfer assistance related specifically to Processing of Product (“Technology Transfer”) to Client or its designee at Just’s own reasonable expense and cost. A Technology Transfer will include at least the following activities by Just: (a) provide all pertinent know-how, technical data, and other information and documentation necessary or useful to Process Product in accordance with this Agreement and to support regulatory filings for Product (including analytical testing methods, protocols, process descriptions, Batch Records, Project Data, and other process and manufacturing data and documentation); (b) provide reasonable assistance, training and cooperation at manufacturing site(s) to be agreed upon by Client and Just, in order to enable Client or its designee to Process Product; and (c) provide Client or its designee with access to Just employees with expertise in manufacturing to answer questions related to such Technology Transfer. Nothing in this Section 9.4.3 affects Just’s obligations to prepare and provide all Batch Records and Project Data to Client in accordance with the terms of this Agreement, regardless of whether Technology Transfer is requested.
(b) In the event of expiration or termination of this Agreement for any reason (other than an uncured breach by Just by operation of Section 9.2) or upon Client’s request, Just agrees to negotiate with Client (in good faith) for the provision by Just of Technology Transfer, provided such Technology Transfer will be solely at Client’s expense and cost.
9.5.Cancellation or Rescheduling of Services
Unless otherwise set forth in a Statement of Work, Client agrees that the following consequences will be triggered upon the cancellation or re-scheduling by Client of Services covered by such Statement of Work by Client:
9.5.1.Cancelling or Rescheduling of J.MD Services and JP3 Services

Just - Evotec Biologics, Inc.    Proprietary and Confidential    29

(a)    Upfront Fee. Client shall pay any upfront fee due within [***] days after execution of this Agreement (“Upfront Fee”) as required or otherwise designated under the applicable Statement of Work.
(b)    [***] or More Days Prior. If Client cancels or reschedules J.MD Services or JP3 Services [***] or more days prior to the scheduled initiation date of the applicable J.MD Services or JP3 Services, then Client shall [***] Just for costs related to [***] incurred by Just for such cancelled or rescheduled Services.
(c)    [***] Days Prior. If Client cancels or reschedules J.MD Services or JP3 Services [***] days prior to the scheduled initiation date of J.MD Services or JP3 Services, then (i) Client shall forfeit [***] of the applicable Upfront Fee and (ii) [***] Just for costs related to [***] incurred by Just for such cancelled or rescheduled Services.
(d)    Less than [***] Days Prior. If Client cancels or reschedules J.MD Services or JP3 Services less than [***] days prior to the scheduled initiation date of J.MD Services or JP3 Services, then (i) Client shall forfeit [***] of the applicable Upfront Fee for such cancelled or rescheduled Services.
9.5.2.Cancelling or Rescheduling of cGMP Production Run
(a)    Reservation Fee. Client shall pay any upfront or reservation fee(s) (“Upfront or Reservation Fee(s)”) as required or otherwise designated under the applicable Statement of Work.
(b)    Greater than [***] Days Prior. If Client cancels or reschedules a cGMP Production Run greater than [***] days prior to the scheduled initiation date of the applicable cGMP Production Run, then Client shall [***] Just for costs related to [***] incurred by Just for such cancelled or rescheduled cGMP Production Run.
(c)    [***] Days to [***] Days Prior. If Client cancels or reschedules [***] to [***] days prior to the scheduled initiation date of a cGMP Production Run, then (i) Client shall forfeit [***] of the applicable Upfront or Reservation Fee and (ii) [***] Just for costs related to [***] incurred by Just for such cancelled or rescheduled cGMP Production Run.
(d)    [***] Days to [***] Days Prior. If Client cancels or reschedules [***] to [***] days prior to the scheduled initiation date of a cGMP Production Run, then (i) Client shall forfeit [***] of the applicable Upfront or Reservation Fee and (ii) [***] Just for costs related to [***] incurred by Just for such cancelled or rescheduled cGMP Production Run.
(e)    Less than [***] Days Prior. If Client cancels or reschedules a cGMP Production Run less than [***] days prior to the scheduled initiation date of a cGMP Production Run, then (i) Client shall forfeit [***] of the applicable Upfront or Reservation Fee for such cancelled or rescheduled cGMP Production Run.

Just - Evotec Biologics, Inc.    Proprietary and Confidential    30

(f)    Raw Materials. Raw materials will be purchased at the beginning of the New Product Introduction Period. Client will not receive a refund for raw materials ordered by and billed to Just. Upon Client’s request, raw materials purchased by Just and not used by Just can be sent to Client at Client’s expense for shipping and handling. Raw materials that can be used by Just can be credited against Client’s payment obligations under the applicable Statement of Work less a restock fee of [***] percent ([***]%).
9.5.3.Duty to Mitigate.
Notwithstanding the foregoing, Just (i) acknowledges that Client’s payment of fees for cancellation or rescheduling under this Section 9.5 is intended to compensate Just if Just is unable through Commercially Reasonable Efforts to find a replacement customer for Client’s cancelled or rescheduled Services and (ii) agrees that to the extent Just is able to find a replacement customer for Client’s cancelled or rescheduled services, then the amounts under this Section 9.5 (or a prorated portion based upon the capacity assumed by such replacement customer) will not apply and will not be due and payable by Client.
9.6.Survival
A Recipient’s obligations of confidentiality and non-use with respect to Confidential Information shall survive the Term for a period of [***] years. Also, the following Articles and Sections shall survive expiration or termination of this Agreement: Sections 2.5, 2.8, 3.4, 3.7, 3.9, 3.10, and 4.2, Articles 5 and 6, Sections 7.1, 7.2, 7.3, 7.4, 8.1, and 9.4, Articles 10, 11, 12, and 13 and this Section 9.6; in each case for the timeframe specified therein or, if no timeframe is so specified, then in perpetuity. Expiration or termination of this Agreement shall not relieve the Parties of any causes of action or obligations accruing prior to such expiration or termination.
10.DISCLAIMERS OF CERTAIN WARRANTIES; LIMITATIONS OF LIABILITY
10.1.Disclaimer of Certain Warranties
EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL REPRESENTATIONS, AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
10.2.Limitations of Liability
EXCEPT FOR INDEMNIFICATION OBLIGATIONS, BREACH OF CONFIDENTIALITY OBLIGATIONS, OR A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, UNDER NO CIRCUMSTANCES SHALL ANY PARTY, ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, LICENSORS, OR PARTNERS BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LIABILITIES (INCLUDING TO THE EXTENT SUCH DAMAGES OR LIABILITIES INCLUDE LOSS OF PROFITS, BUSINESS USE, OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT (INCLUDING PERFORMANCE OR FAILURE TO PERFORM HEREUNDER), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, AND REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE).
Just - Evotec Biologics, Inc.    Proprietary and Confidential    31

11.INDEMNIFICATION
11.1.Indemnification by Client
Client shall indemnify, defend, and hold harmless Just and its Affiliates and their directors, officers, employees, and agents (each, an “Just Indemnitee” and collectively, the “Just Indemnitees”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, suits, reasonable costs and expenses (including reasonable attorneys’ fees) (any or all of the foregoing, “Damages”) arising out of or occurring as a result of a claim or demand made by a Third Party against a Just Indemnitee arising out of property damage, bodily injury (including, but not limited to, sickness, disease, death, mental anguish or emotional distress), or personal injury (including death), resulting from: (a) a breach by Client of any of Client’s obligations or covenants under this Agreement; (b) negligence or willful misconduct of Client in performing its obligations under this Agreement; (c) any of Client representations and warranties set forth in this Agreement being untrue in any material respect when made; or (d) the conduct of any clinical trials for which Client is the sponsor utilizing any Product manufactured by Just pursuant to this Agreement, in each case (a) to (c), except to the extent of any Damages for which Just is required to indemnify a Client Indemnitee pursuant to Section 11.2.
11.2.Indemnification by Just
Just shall indemnify, defend, and hold harmless Client and its Affiliates and their respective directors, officers, employees, donors, and agents (each, a “Client Indemnitee” and collectively, the “Client Indemnitees”), from and against any and all Damages arising out of or occurring as a result of any claim or demand made by a Third Party against a Client Indemnitee in connection with: (a) Processing of a Product; (b) a breach by Just of any of its obligations or covenants under this Agreement; (c) negligence or willful misconduct of Just in performing its obligations under this Agreement; (d) any of Just representations and warranties set forth in this Agreement being untrue in any material respect when made; (e) Just’s purchase, transportation, storage, use, handling, or disposal of any hazardous substances in connection with performance of its obligations under this Agreement; or (f) any claim alleging that the Just Background Intellectual Property used in Processing of Product or provision of Services, infringes or misappropriates the patent or other proprietary rights of any Third Party, in each case (a) to (f), except to the extent of any Damages for which Client is required to indemnify a Just Indemnitee pursuant to Section 11.1.
11.3.Defense and Resolution of Claim
Each Party’s agreement to indemnify, defend, and hold the other harmless is conditioned on the indemnified Party (“Indemnitee”): (a) providing written notice to the indemnifying Party (“Indemnitor”) of any claim, demand, or action arising out of the indemnified activities as soon as practicable after an officer of the Indemnitee has knowledge of such claim, demand, or action, provided that, failure or delay to provide such notice by the Indemnitee shall not relieve the Indemnitor of its obligations hereunder unless the failure or delay materially impairs the Indemnitor’s ability to defend against the Third Party claim or demand; (b) permitting the Indemnitor to assume full responsibility and costs to investigate, prepare for, and defend against any such claim or demand with counsel of the Indemnitor’s choice; (c) assisting the Indemnitor, at the Indemnitor’s reasonable expense, in the investigation of, preparation for, and defense of any such claim or demand; and (d) not compromising or settling such claim or demand without the Indemnitor’s written consent said consent shall not be unreasonably delayed or denied. Indemnitor shall not settle or compromise any claim without the other
Just - Evotec Biologics, Inc.    Proprietary and Confidential    32

Party’s prior written approval, which will not be unreasonably withheld, delayed or conditioned. The Indemnitee shall have the right to be represented by its own counsel at its own cost in such matters.
12.INSURANCE
12.1.Insurance
(a)    Within [***] days following the Effective Date, if not already in force as of the Effective Date, Just shall, at its own cost and expense, obtain and maintain in full force and effect during the Term, or for the remainder of the Term if not already in force as of the Effective Date, the following: (i) Commercial General Liability Insurance with a per occurrence limit of [***] Dollars ($[***]) and an annual aggregate limit of [***] Dollars ($[***]); (ii) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than [***] Dollars ($[***]) and an annual aggregate limit of [***] Dollars ($[***]); (iii) Workers’ Compensation Insurance with statutory amounts and Employers Liability Insurance with limits of not less than [***] Dollars ($[***]) per accident; and (iv) Auto Liability insurance for owned, hired and non-owned vehicles in a minimum amount of [***] Dollars ($[***]) combined single limit. Just shall, at its own cost and expense, obtain and maintain in full force and effect during the Term, All Risk Property Insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to, or from, its facilities.
(b)    Just may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than [***] Dollars ($[***]) or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than [***] Dollars ($[***]). If any required insurance policy is written on a claims made basis, then such policy shall be maintained throughout the Term and for a period of at least [***] years thereafter. Waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured. Upon Client’s written request from time to time, Just shall promptly furnish to Client a certificate of insurance or other evidence of the required insurance or qualification to self-insurance in accordance with the requirements of this Section 12.1. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best or equivalent rating of at least A- VII or an S&P rating of A.
(c)    At the written request of Just, Client will provide certificates evidencing its General Liability Insurance and Products Liability and Completed Operations Insurance coverages.
13.GENERAL PROVISIONS
13.1.Amendments
No amendments or modifications to this Agreement shall be effective unless and until made in writing and signed and delivered by both Parties.
13.2.Assignment
A Party shall not assign its rights, or delegate its obligations, under this Agreement, in whole or in part, without the prior written consent of the other Party, except that such consent is not required if such assignment is made to an Affiliate of the assigning Party or to the successor to all or substantially all of the business or assets of the assigning Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction); provided that the assigning Party shall remain jointly and
Just - Evotec Biologics, Inc.    Proprietary and Confidential    33

severally liable with any such Affiliate assignee for the performance of its assigned obligations hereunder. Any attempted assignment in violation hereof shall be void. Subject to the foregoing restrictions, this Agreement shall be binding on the Parties and their respective successors and permitted assigns.
13.3.Counterparts
This Agreement may be executed in counterparts, whether by hand or electronically or digitally, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.
13.4.Dispute Resolution
The Parties agree to try to reconcile (in good faith) any controversy or claim arising out of or relating to any provision of the Agreement or any breach thereof, failing which a Party may seek any remedy available to it at law or equity.
13.5.Entire Agreement
This Agreement reflects the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes any or all prior or contemporaneous (oral or written) communications, understandings, representations, and agreements, express or implied, between the Parties with respect to the subject matter hereof.
13.6.Force Majeure
A Party shall be excused from performing its obligations under this Agreement (other than payment obligations) if its performance is delayed or prevented by any event beyond such Party’s reasonable control including, without limitation, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, earthquake, terrorism, or power failure (each, a “Force Majeure Event”); provided that such performance shall be excused only to the extent of and during such disability and the affected Party shall use Commercially Reasonable Efforts to resume performance as soon as reasonably practicable and provided that such event was not caused by such Party’s negligence or willful misconduct. Any time specified for completion of performance in a Statement of Work and falling during or subsequent to the occurrence of any or all such Force Majeure Events shall be automatically extended for a commercially reasonable period of time to enable the non-performing Party to recover from such Force Majeure Event. Just shall, within [***] business days, notify Client if, by reason of any Force Majeure Event, Just is unable to meet any such time for performance specified in a Statement of Work. If Just is delayed due to a Force Majeure Event for more than [***] business days, Client shall have the right to engage a Third Party to perform the Services under the delayed Statement of Work without any breach of this Agreement and without any liability to Just.
13.7.Governing Law
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to provisions of conflicts of laws.
13.8.Headings
All captions and headings in this Agreement are for convenience only and shall not be considered as substantive parts of this Agreement or determinative in the interpretation of this Agreement.
Just - Evotec Biologics, Inc.    Proprietary and Confidential    34

13.9.No Agency or Joint Venture
It is agreed and understood by the Parties hereto that each of Client and Just, in its performance of its obligations and responsibilities under this Agreement, is an independent contractor. Nothing in this Agreement shall be deemed to create an agency or partnership relationship or joint venture among the Parties.
13.10.No Third Party Beneficiaries
Subject to Section 6.3, this Agreement shall not be deemed to create any rights in any Third Party, including subcontractors or to create any obligations of a Party to any such Third Party.
13.11.Notices
All notices pursuant to this Agreement must be in writing in the English language and shall be: (a) delivered personally; (b) sent by registered mail, return receipt requested, postage prepaid; or (c) sent by an internationally-recognized courier service guaranteeing next-day delivery, charges prepaid to the address of the other Party set forth below. Notification of change of address shall be given in writing.
If to Client:
Link Immunotherapeutics, Inc.
[***]
Attention: [***]
[***]

If to Just:
Just – Evotec Biologics, Inc.
[***]
Attention: [***]
[***]
13.12.Severability
The provisions of this Agreement are severable. If any provision(s) of this Agreement shall be held invalid, illegal, or unenforceable in an arbitration or by a court of competent jurisdiction, this Agreement shall continue in full force and effect without said provision(s), consistent with the intent of the Parties at the time of its execution. If deletion of such provision materially alters the basis of this Agreement, then the Parties shall negotiate an alternative provision in good faith.
13.13.Waiver
No waiver of any breach or default hereunder shall be considered valid unless in a writing signed by both Parties, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of a Party to enforce any rights granted hereunder or to take action against another Party in the event of any breach hereunder shall not be deemed a waiver by that Party as to subsequent enforcement of rights or subsequent actions in the event of future breaches.
[SIGNATURE PAGE FOLLOWS]
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]
Just - Evotec Biologics, Inc.    Proprietary and Confidential    35

IN WITNESS THEREOF, the Parties have executed this Master Services Agreement through their authorized representatives.

Link Immunotherapeutics, Inc. By: /s/ David Meininger Name: David Meininger Title: CEO Date: October 8, 2021
Just - Evotec Biologics, Inc.
By: /s/ Linda Zuckerman
Name: Linda Zuckerman
Title: SVP Business Development
Date: October 8, 2021
By: /s/ Mike Vandiver
Name: Mike Vandiver
Title: Senior Vice President, Biotherapeutic Operations
Date: October 10, 2021